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                            SCHEDULE 14A INFORMATION

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                              THE MEXICO FUND, INC.
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               (Name of Registrant as Specified In Its Charter)

                              THE MEXICO FUND, INC.
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                             FOR:                   The Mexico Fund, Inc.

                             CONTACT:               Eduardo Solano
                                                    The Mexico Fund, Inc.
                                                    011-52-55-5282-8900


                             INVESTOR RELATIONS:   Gordon McCoun
                                                   Media: Brian Maddox
                                                   Morgen-Walke Associates

FOR IMMEDIATE RELEASE

          MEXICO FUND TO REPURCHASE 20% OF OUTSTANDING SHARES IN FIRST
                       12 MONTHS OF INTERVAL FUND PROGRAM
            --Fund Responds to SEC Comments with Amended Application
                          and Awaits Final SEC Action--

     Washington, D.C., February 26, 2002 -- The Mexico Fund, Inc. (NYSE: MXF), as part of its continuing efforts to increase shareholder value, announced today its intention to offer to repurchase 20% of the Fund's outstanding shares at no less than 98% of net asset value during the first twelve months of operation of its proposed in-kind repurchase policy. An in-kind share repurchase offer for 10% of the Fund's outstanding shares would commence as soon as practicable following the approval by shareholders and the Securities and Exchange Commission ("SEC") of the Fund's proposed in-kind repurchase policy. The Fund further intends to make a second in-kind repurchase offer for an additional 10% of the Fund's outstanding shares six months following the completion of the first in-kind repurchase offer. After the initial year of the program, the Fund's Board of Directors will effectively use the facilities allowed under the interval structure to generate increased value to the Fund's shareholders.

Mr. Juan Gallardo, Chairman of the Mexico Fund's Board of Directors commented, "We have personally visited and spoken with many of the Fund's shareholders regarding a number of the initiatives that have been put forth by the Fund. It has always been our intent to be responsive to all of our shareholders, adding value wherever possible. Therefore, we have decided that in the first twelve months after receiving our necessary approvals for the interval fund, we will offer to repurchase 20% of the Fund's outstanding shares at no less than 98% of net asset value."

Additionally, the Fund announced that it has filed with the SEC amendment number 1 to its exemptive application seeking regulatory authority to conduct the in-kind share repurchases that are the subject of the in-kind repurchase policy. It is the Fund's understanding that it has responded to comments received from the staff of the SEC. The Fund believes that this filing indicates significant progress in the review and consideration of the application by the SEC. However, the Fund can provide no assurance regarding the




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SEC's final decision and the timing of that decision.

"The Fund has actively worked to enhance shareholder value, as well as align the interests of the Fund Manager with those of its shareholders. In order to realize the benefits of our initiatives, we encourage all of our investors to continue to support our efforts," concluded Mr. Gallardo.

For further information, contact the Fund's Investor Relations office at 011-52-55-5282-8900, or by email at investor-relations@themexicofund.com.


     The Mexico Fund, Inc. is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program.

     This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by The Mexico Fund or any other person that the events or circumstances described in such statement are material.

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